Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of STRATTEC SECURITY CORPORATION on Form S-8 of our report dated September 8, 2022 on the consolidated balance sheet of STRATTEC SECURITY CORPORATION as of July 3, 2022 and the consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the year ended.

/s/ CROWE LLP

Oak Brook, Illinois
February 13, 2024